Exhibit 10.50

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of June 15, 2009 by and between Kennedy Wilson, Inc., a Delaware corporation (the “Company”), and Donald J. Herrema (“Employee”), with reference to the following facts and circumstances:

RECITALS:

A.                                   Company is a diversified real estate marketing and investment firm whose businesses include the management, marketing, development and acquisition of real estate and real estate related assets, such as secured promissory notes, real estate brokerage and marketing programs for all types of properties and financial instruments. Employee is experienced in real estate transactions and financial instruments.

B.                                     Company desires to employ Employee and Employee desires to be employed by Company for the purposes and on the terms and conditions set forth in this Agreement.

C.                                     This Agreement replaces and supersedes in their entirety any and all prior agreements, express or implied, written or oral, performed or unperformed, pertaining to the employment of Employee or any and all consulting agreements and the compensation to be paid to him therefore, and all such prior agreements and understandings are hereby terminated and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:

1.                                       Employment. Company hereby employs Employee and Employee hereby accepts employment to perform the duties described in Section 2 below, on the terms, conditions and covenants set forth in this Agreement.

2.                                       Services Provided to the Company. Subject to the policy guidelines and directives of the Company which are provided to him by Company from time to time during the term of this Agreement, Employee shall serve as Executive Vice Chairman of Kennedy Wilson International, and President and CEO of Kennedy Wilson East, and be responsible for the operation of Kennedy Wilson East, and to advance the business and welfare of Kennedy Wilson as determined by the Company from time to time, and have such powers and duties as may from time to time be prescribed by the Chairman and Chief Executive Officer of the Company, which duties may, in the Company’s reasonable discretion, be changed in any legal manner from time to time. Employee shall have no authority to bind or obligate Company to the purchase or sale of any real property, or to any other financial commitment, including without limitation the borrowing of any monies on a secured or unsecured basis, without obtaining the prior authorization of Co9(any as to the specific transaction. Employee’s duties also shall include such other matters or responsibilities as Company and Employee may jointly agree upon from time to time during the term of this Agreement.

Employee will serve as Member of the Executive Committee of Kennedy Wilson International.

Employee’s employment is on a full-time and “best efforts” basis meaning that during the term of this Agreement, Employee shall not accept any full or part-time employment, including without limitation as an Independent Consultant, after working hours or otherwise, without the prior written consent of Company, which may be given, withheld or conditioned in Company’s sole and absolute discretion. Employee shall devote his full energies, interests, abilities, and productive time to the performance of his duties and responsibilities under this Agreement. During the term of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise, promote, participate or engage in any activity or other business competitive with Company’s businesses. Notwithstanding the foregoing, Company acknowledges that Employee has made and will continue to make personal investments that will require Employee’s periodic attention. Employee may participate in such personal investments to the full extent desired by Employee so long as such personal investment activity does not detract from Employee’s ability to devote his full energies and productive interests to the performance of his duties and responsibilities under this Agreement.

3.                                       Term of Employment.

(a)                                  Employee shall be employed by the Company pursuant to this Agreement for a term (the “Term”) beginning on June 15, 2009, and continuing through to, and terminating at the close of business on December 31, 2010 (unless earlier terminated pursuant to Section 11).

4.                                       Commitment to the Company.

(a)                                  During the Term, Employee shall not be involved, individually or as an Employee, principal, officer, general partner, director or shareholder, in the marketing and! or sale of any real estate properties or any real estate activities that are not proprietary to Kennedy Wilson, without first obtaining the consent and approval of a majority of the Company’s Chairman / CEO. The limitation contained in this Section 4 shall not apply, however, to the ownership of not more than one percent (l%) of the outstanding shares of any class of securities of a publicly-held issuer subject to the public reporting requirements of the Securities and Exchange Act of 1934, as amended, or any limited partner interest in a limited partnership or similar passive investment interest so long as the nature of such investment prevents, pursuant to applicable law, Employee’s control of the management of the issuer of such investment interests. For purposes of this Section 4, Employee shall be deemed the owner of any interests held by Employee, Employee’ spouse, or any other un-emancipated minor member of the Employee’s family.

(b)                                 Employee shall, at all times during the Term, strictly adhere to and comply with all of Company’s policies, rules and procedures as they currently exist and as they may be changed by the Company. Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him expressly or by implication by the terms of this Agreement.

5.                                       Compensation.

(a) Salary: Company shall pay a basic salary to Employee at the rate of $50,000.00 per month ($600,000.00 annualized) for the term of this Agreement, payable in bi-monthly equal installments, $50,000.00 per month total, subject to such deductions and withholdings as Company may from time to time be required to make pursuant to applicable law, governmental regulation or order.

(b) Discretionary Bonus: In addition to the base salary provided for above, at the discretion of the Company, Employee may receive with respect to each fiscal year (or portion thereof) during the term of this Agreement, a discretionary bonus in an amount determined in the sole and absolute discretion of the Compensation Committee of the Board of Directors. For calendar year 2009, Employee will receive a minimum bonus of $500,000. to be paid no later than March 31, 2010.

(c)                                  Stock Options : Upon execution of this Agreement the Company shall grant to Employee under the Company’s 2009 Incentive and Non-statutory Stock Option Plan a non-transferable option to purchase an aggregate of 100,000 shares of the Common Stock at an exercise price of $30.00 per share (the “Exercise Price”), The grant of such options is to be approved by the Stock Option Committee of the Board of Directors of the Company on or before the next Stock Option Committee meeting, on such terms and subject to such conditions as are set forth in the Stock Option Agreement between the Company and Employee.

(d)                                 Right to Invest : Consultant shall have the right to invest as a general partner in KW Fund III consistent with others who have a similar level of responsibility to the Company, as well as Employee will be eligible to invest in other principal investments of Company at an investment percentage consistent with others who have a similar level of responsibility at the Company.

(e)                                  Change in Control. In the event of a “Change in Control” as defined below the Company shall make a one-time payment to Employee upon such Change in Control equal to $500,000. “Change in Control” shall mean that William J. McMorrow, Chairman! CEO is no longer an Employee of Company.

Employee acknowledges that Company has not provided Employee with any projections or estimates of a Discretionary Bonus that might be received by Employee under the terms of this Agreement as an inducement to Employee to accept employment with Company.

6.                                       Other Benefits. During the Term of his employment and subject to applicable eligibility requirements of position, tenure, salary, age, health and other qualifications as may be set forth in the Company’s Employment Handbook, or pursuant to the terms of the applicable benefit provider, Employee shall participate in such benefit plans or programs as are available to the Company’s other employees, including without limitation medical, dental, disability, life insurance, and, 401K Plan.

7.                                       Business Expenses. Employee will be required to incur ordinary and necessary travel and other business expenses in connection with the performance of his duties hereunder, and Employee shall be entitled to reimbursement from Company for such expenses in accordance with Company’s policies and procedures.

8.                                       Non-Competition. For all periods that Employee is employed pursuant to this Agreement and for a period of six (6) months thereafter, unless Company has terminated Employee without cause, or if Company has not renewed Employee’s employment in Company’s sole and absolute discretion, Employee shall not directly or indirectly:

(a)                                  Engage in any business in the State of New York which engages in the same businesses or similar businesses engaged in by the Company during the Term, without the consent of the Board of Directors of the Company, or which would result in using or revealing any trade secrets or confidential information of the Company, including but not limited to activities, whether direct or indirect, as proprietor, partner, shareholder, principal, agent, or employee; and

(b)                                 In any manner induce, attempt to induce, or assist others to induce or attempt to induce any employee, partner, joint venturer, independent contractor, agent or customer of the Company to terminate its, his or her association with the Company, or do anything to interfere with the relationship between the Company and such person or entity or other persons or entities dealing with the Company.

(c)                                  The parties hereto intend that the covenants and agreements contained in this Section 8 shall be deemed to be a series of separate covenants and agreements, one for each and every country, county, state, city and other jurisdiction in the world with respect to which the Company’s business has been or is hereafter carried on. If any of the foregoing is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such agreement extending for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement shall be interpreted to extend only over the maximum period of time and geographical area and to the maximum extend enforceable, all as determined by such court in such action. Any determination that any provision hereof is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision hereof.

(d)                                 Notwithstanding the foregoing, nothing herein shall prevent Employee, following the termination of his employment or the end of the Term, whichever is later, from being associated with any person or entity engaged in any real estate activities or matters other than real estate auction activities or other activities which constitute a primary line of business of the Company at the time of such termination. Employee represents and warrants that he is not restricted or prohibited in any way from entering into this Agreement or performing services hereunder at any time, whether by non-competition, covenant, or otherwise, and shall indemnify, defend and hold the Company harmless from and against any damages, claims, costs (including attorney’s fees) or liabilities as a result of the incorrectness of such representation and warranty.

9.                                       Trade Secrets. Employee has not disclosed to Company, and Employee has been advised that Company will not accept at any time during the course of Employee’s employment at Company, the disclosure of any trade secret (as that term is defined in California Civil Code Section 3426 et. Seq.) the disclosure or misappropriation of which by Employee would constitute a breach by Employee of any obligation to any third party, including any former employers. Employee represents and warrants he has informed Company of the existence of any and all agreements, including covenants not to compete, between Employee and third parties which may in any way relate to, impact, or prevent Employee’s employment at Company. Employee represents and warrants he has not taken any act prior to signing this Agreement that constitutes a breach of any agreement which may in any way relate to, impact, or prevent Employee’s employment at Company.

10.                                 Confidential and Proprietary Information. Employee recognizes that he will occupy a position of trust with respect to business information of a confidential or proprietary nature which is the property of the Company and which has been and will be imparted to him from time to time in the course of the performance of his duties under this Agreement. All agreements, documents, studies, analyses, comparables, data, statistics, marketing materials, leads and lead lists developed or prepared by Employee or others in Company’s employ during the term of this Agreement shall be and remain confidential and shall be the sole property of Company. Employee hereby acknowledges that Company develops and utilizes valuable procedures, confidential information and copyrighted materials, including but not limited to names of property owners who may wish to sell their property by auction or other means, names of potential purchasers, leads and lead lists, studies and analyses, methods of obtaining prospects, marketing and auction procedures and various brochures and other printed materials, all of which constitute a valuable part of Company’s assets built up by Company’s ingenuity, time, labor and expense over a period of many years and all of which constitute Company trade secrets. Employee agrees that:

(a)                                  He shall not at any time, whether during the Term or thereafter, use, divulge or disclose directly or indirectly any confidential or proprietary information of the Companies to any person, except that he may use and disclose to other Company personnel such confidential and proprietary information in the course of the performance of his duties hereunder or when legally required to do so in connection with any pending litigation or administrative inquiry; and

(b)                                 He shall return promptly upon the termination of this Agreement or otherwise upon the request of the Company any and all copies of any documentation or materials containing any confidential or proprietary information of the Company.

For purposes of this Agreement, the term “Confidential or Proprietary Information” of the Company shall include all information which is owned by the Companies and which is not at the time publicly available or generally known to persons engaged in businesses similar to that of the Company, including practices, procedures and methods and other facts relating to the business of the Companies; practices, procedures and methods and other facts related to sales, marketing, advertising, promotions, financial matters, clients, client lists of the Company and similar information of a confidential and proprietary nature. Employee agrees that his breach of this Section 10 will cause irreparable harm to the Company. Employee agrees that the remedy at law for any breach by him of this Section 10 will be inadequate and, in addition to any other remedy available to the Company, the Company shall be entitled to injunctive relief for any actual or threatened breach of this Section 10 without proof that any actual damages have been caused by such breach, and without any need to post bond or similar security.

11.                                 Termination.

(a)                                  Termination. (Employment At Will) Either Company or Employee may terminate this Agreement at any time during the eighteen (18) month Term, with or without cause, by delivering written notice of its election to the other. The written notice of termination for cause from Company to Employee shall include a reasonably detailed description of Employee’s acts or omissions, which constitute cause for termination. The term “cause” shall mean: (I) the breach of any provision of this Agreement; (ii) misconduct, neglect or negligence in the performance of Employee’s duties and obligations as set forth in this Agreement; (iii) disloyal, dishonest or illegal conduct or moral turpitude of Employee; (iv) such material carelessness or inefficiency in the performance of his duties that Employee, in the reasonable discretion of Company, is deemed unfit to continue in the service of Company; and (v) the material and persistent failure of Employee to comply with the policies or directives of Company and/or failure to take direction from Company management.

(b)                                 Employee’s employment with Company shall cease upon the date of his death or physical or mental disability to the extent that Employee becomes disabled for more than thirty (30) consecutive days or sixty (60) days in the aggregate in any 12-month period to perform his duties on a full-time basis. Upon termination for physical or mental disability, Employee shall be entitled to receive the compensation described in Section 5(a)-(b) and Section 6 to the date of termination. Upon termination for death, Employee shall be entitled to receive the compensation described in Section 5(a)-(b) to the date of termination, and such compensation will be payable to Sheryl A. Herrema or such Trust established for her benefit. Upon the simultaneous death of Employee and Sheryl A. Herrema such compensation shall be paid to Trusts established for the benefit of Employee’s children Douglas James Herrema, Markus Donald Herrema and Katherine-Grace.

Herrema, as per Employee’s Last Will and Testament.

(c)                                  If the term of the Agreement is terminated by Company without cause, then Company shall continue to pay Employee the salary and other benefits described in Section 5(a) for the remainder of the Term of the Agreement, together with such other compensation as Employee may be entitled to under the provisions of Section 6, Benefits (or if such benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits due hereunder and remaining to be paid during the Term in the ordinary course, provided that the payment of fringe or comparable benefits shall be subject to the availability of such benefits following Employee’s termination of employment at no additional cost above what was previously paid by the Company).

(d)                                 Except as otherwise provided in subparagraph 11(c) above, if Employee terminates this Agreement without cause, then Employee shall be entitled to receive only the compensation described in Section 5 above earned to the date of termination. Company shall not pay Employee the salary and other benefits which Employee would have been entitled to for the remainder of the term of the Agreement under Section 5 and Section 6 above.

(e)                                  If the Term of Employee’s employment is terminated for cause, then Employee shall be entitled to receive only the compensation described in Section 5 above earned to the date of termination.

(f)                                    This Agreement may be terminated by Employee at any time, provided such termination shall have the effect set forth as follows:

Termination of this Agreement pursuant to this Section 11 shall not relieve Employee of his obligations to comply with Sections 9 and 10 hereof, which provisions shall survive the termination of this Agreement. If and only if, Employee resigns due to the Company’s material breach of this Agreement which is not corrected within ten (10) days after the Employee’s written notice of the breach to the Company, then Employee shall be relieved of his obligations under Section 10 hereof.

12.                                 Alternative Dispute Resolution. The parties to this Agreement specifically desire an early resolution of any dispute between them, which arises out of this Agreement. It is therefore, agreed that any controversy arising out of this Agreement, whether dealing with breach, interpretation or otherwise, shall be heard by a reference (“Referee”) pursuant to the provisions of the applicable sections of the Code of Civil Procedure and in accordance with the provisions described below; provided, however, that if injunctive relief is sought, the complaining party may seek such relief from the California Superior Court without the use of a Referee.

(a)                                  Enforcement of Agreement. This reference provision may be enforced by the filing of a complaint or petition or motion seeking specific enforcement. Service of such motion on the opposing party shall constitute the “Claim Date” for purposes of this provision.

(b)                                 Selection of Referee. The Referee shall be a retired Judge of the Court selected by mutual agreement of the parties. If the parties cannot agree then a Referee shall be appointed by the California Superior Court in accordance with the appropriate Section of the Code of Civil Procedure. Each party shall be entitled to only one disqualification pursuant to the appropriate Section of the Code of Civil Procedure. The parties hereby waive their right to a trial by jury and agree that their dispute shall be tried by the Referee so selected.

(c)                                  Decisional Rules. The trial shall be conducted and the issues determined in compliance with all judicial rules and all statutory and decisional law of the Sate of California as if the matter were formally litigated in Superior Court. The Referee shall conduct and decide all pre-trial and post-trial procedures as if the matter were formally litigated in the Superior Court. All rules of evidence as set forth in the California Evidence Code; other statutory and decisional law of California State and all-relevant California County Superior Court Rules shall be applicable to any proceeding before the Referee.

(d)                                 Discovery. The parties to this Agreement expressly waive their right to engage in any discovery with the exception of depositions and requests for the inspection, production and copying of documents. Interrogatories, requests for admissions and depositions upon written interrogatories shall not be permitted. The Referee shall be authorized to issue subpoenas requiring attendance at hearings and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the Referee. The Referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice. Request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery shall be submitted to the Referee whose decision shall be final and binding upon the parties.

(e)                                  Hearings and Trial. Except as set forth in this Agreement, the Referee shall determine the manner in which the proceeding is conducted including the time and place of all hearings, the order or presentation of evidence, and all other questions that arise with respect to the course of the proceeding. All proceedings and hearings conducted before the Referee, except for trial, shall be conducted without a court reporter unless one is requested by a party. The party making the request shall have the obligation to arrange and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties. The trial shall be conducted without a jury on consecutive dates, as opposed to being conducted piecemeal on various dates separated by postponements or adjournments. The trial shall be conducted in a courtroom or in surroundings with formality as close to a courtroom as possible. The Referee shall set the matter for hearing within sixty (60) days after the Claim Date and try all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date.

(f)                                    Decision of Referee. The Referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The Referee shall issue a single judgment at the close of the proceeding that shall dispose of all of the claims of the parties that are the subject of the reference. Any decision rendered by the Referee shall be final, binding and conclusive and judgment shall be entered pursuant to the appropriate Section of the Code of Civil Procedure in any court in the State of California having jurisdiction.

(g)                                 Attorneys’ Fees. The prevailing party shall be entitled to costs and reasonable attorney’s fees, including without limitation costs and fees incurred upon any appeal, as awarded by the court.

(h)                                 Appeal. The judgment entered upon the decision of the Referee shall be subject to all post-trial procedures and to appeal in the same manner as an appeal from any order or judgment in a civil action.

12.                                 Miscellaneous.

(a)                                  Assignment. This Agreement is for the unique personal services of Employee and may not be assigned by Employee without the express written consent of Company and its affiliates. Except as so provided, this Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto,

(b)                                 License. Employee hereby agrees to obtain / maintain any professional license in the State of New York and in any other jurisdiction that may be required to do business. During any period that Employee does not have such a license in good standing, he will not be required to perform acts within a given jurisdiction for which a license is required in such jurisdiction, and Employee hereby agrees not to take any such actions for which a license is required until he has obtained the requisite license for such jurisdiction.

(c)                                  Severability. Each provision, sub-provision or term of this Agreement is intended to be severable and shall continue in full force and effect although other provisions herein may be determined invalid or void for any reason.

(d)                                 Attorneys’ Fees. Subject to Section 8 hereof, in the event suit is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to costs and reasonable attorneys’ fees, including without limitation those costs and fees incurred upon any appeal, as awarded by the court.

(e)                                  Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing signed by the parties hereto. This Agreement shall be interpreted according to its fair meaning and not for or against the party which drafted same.

(f)                                    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g)                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE COMPANY:

KENNEDY-WILSON INTERNATIONAL
a California corporation
By:	/s/ William McMorrow
Name:	William J. McMorrow
Title:	Chairman, CEO

EMPLOYEE: EMPLOYEE:
/s/ Donald J. Herrema Executive Officer